UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NEONODE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEONODE INC.

Karlavägen 100, 115 26
Stockholm, Sweden

SUPPLEMENT DATED JUNE 24, 2024 TO THE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 25, 2024

This Supplement provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Neonode Inc. (the “Company”), which was originally scheduled for June 11, 2024 and is reconvened to June 25, 2024.

On April 26, 2024, the Company filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and made available to its stockholders a Notice of Annual Meeting of Stockholders and Proxy Statement (collectively, the “Notice and Proxy Statement”) for the Annual Meeting.

This Supplement describes a recent change with respect to the Company’s independent registered public accounting firm. The information in this Supplement is in addition to the information provided by the Notice and Proxy Statement and, except for the changes referenced herein, this Supplement does not modify any other information set forth in the Notice and Proxy Statement.

Removal of Proposal 2 from Stockholder Consideration

On June 24, 2024, we filed a Current Report on Form 8-K and disclosed that on May 20, 2024, the partners and professional staff of KMJ Corbin & Company LLP (“KMJ”), which was engaged as the Company’s independent registered public accounting firm, joined Crowe LLP (“Crowe”). As a result, KMJ resigned as the Company’s independent registered public accounting firm on June 18, 2024. On June 18, 2024, following the resignation of KMJ, the Company, through and with the approval of its Audit Committee, appointed Crowe as its independent registered public accounting firm.

As a result, the Company is removing Proposal 2 from the agenda for the Annual Meeting, which called for a vote on the ratification of the appointment of KMJ as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. At this time, the Company does not intend to submit at the Annual Meeting any other proposal for ratification of the appointment of Crowe as the Company’s independent registered public accounting firm.

Voting Matters

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote.

The Company will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the removal of Proposal 2. Proxies and voting instructions returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except that any votes cast with respect to Proposal 2 will be disregarded. If you have not yet submitted your proxy or provided your voting instructions, please complete the proxy or submit instructions, disregarding Proposal 2.

None of the other agenda items presented in the Notice and Proxy Statement, or votes cast thereon, are affected by this Supplement. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement. The Notice and Proxy Statement and this Supplement are available at http://www.astproxyportal.com/ast/22427. This Supplement is being made available on or about June 24, 2024.

Supplemental Disclosure for the Proxy Statement

The Company is providing the following information, which has been reported by the Company in a Current Report on Form 8-K that was filed with the SEC on June 6, 2024, as supplemental disclosure to the Proxy Statement.

The reports of KMJ on the Company’s consolidated financial statements for the two most recently completed fiscal years ended December 31, 2023 and 2022 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recently completed fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through the date of resignation, there were no disagreements between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KMJ, would have caused KMJ to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s consolidated financial statements. During the Company’s two most recently completed fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through the date of resignation, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

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